Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Bank7 Corp. (Company) on Form S‑3 of our report, dated March 25, 2024, on our audits of the consolidated financial statements of the Company  as of December 31, 2023 and 2022 and for each of the years in the three‑year period ended December 31, 2023, which report is included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023.  We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Oklahoma City, Oklahoma
June 21, 2024